Prospectus Supplement No. 3 (to Prospectus dated July 31, 2023) Prospectus Supplement No. 3 (to Prospectus dated July 31, 2023) Prospectus Supplement No. 3 (to Prospectus dated July 31, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-271229 Registration No. 333-271795 Registration No. 333-272300

NEAR INTELLIGENCE, INC.

8,625,000 Shares of Common Stock Underlying Warrants

49,525,198 Shares of Common Stock

Up to 31,825,271 Shares of Common Stock Underlying Convertible Debentures

Up to 5,411,734 Shares of Common Stock Underlying Warrants

5,200,000 Warrants to Purchase Shares of Common Stock

This prospectus supplement updates and supplements the prospectus of Near Intelligence, Inc. (“Near,” “we,” “us” or “our”) dated July 31, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-271229) (the “Public Warrants Prospectus”), the prospectus dated July 31, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-271795) (the “Omnibus Resale Prospectus”), and the prospectus dated July 31, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-272300) (the “Part A-2/Part B Resale Prospectus” and, collectively with the Public Warrants Prospectus and the Omnibus Resale Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the SEC on September 7, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Public Warrants Prospectus, together with this prospectus supplement, relate to the issuance by us of 8,625,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), issuable upon exercise of warrants.

The Omnibus Resale Prospectus, together with this prospectus supplement, relate to the offer and sale, from time to time, by the selling securityholders named therein or their permitted transferees of (i) 48,231,701 shares of Common Stock; (ii) up to 2,897,733 shares of Common Stock issuable upon conversion of Part A-1 Convertible Debentures (as defined in the Omnibus Resale Prospectus); (iii) up to 149,234 shares of Common Stock issuable upon exercise of Part A-1 Warrants (as defined in the Omnibus Resale Prospectus); (iv) up to 5,200,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants (as defined in the Omnibus Resale Prospectus); and (v) 5,200,000 Private Placement Warrants. The Omnibus Resale Prospectus, together with this prospectus supplement, also relate to the issuance by us of up to an aggregate of 5,200,000 shares of Common Stock upon exercise of the Private Placement Warrants.

 The Part A-2/Part B Resale Prospectus, together with this prospectus supplement, relate to the offer and sale, from time to time, by the selling securityholders named therein or their permitted transferees of (i) 1,293,497 shares of Common Stock; (ii) up to 28,927,538 shares of Common Stock issuable upon conversion of the Part A-2/Part B Convertible Debentures (as defined in the Part A-2/Part B Resale Prospectus; and (iii) up to 62,500 shares of Common Stock issuable upon exercise of the Part A-2 Warrants (as defined in the Part A-2/Part B Resale Prospectus) at an exercise price of $0.01 per share.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Common Stock are listed on The Nasdaq Global Market under the symbol “NIR.” On September 6, 2023, the closing sale price of shares of our Common Stock was $0.38. The Public Warrants are listed on The Nasdaq Capital Market under the symbol “NIRWW.” On September 6, 2023, the closing sale price of our Public Warrants was $0.08.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 11 of the Public Warrants Prospectus, page 13 of the Omnibus Resale Prospectus, and page 11 of the Part A-2/Part B Resale Prospectus, and under similar headings in any further amendments or supplements to the Prospectuses, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2023

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 W Walnut St., Suite A-4 Pasadena, California 91124	91124
(Address of principal executive offices)	(Zip Code)

(628) 889-7680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Waiver and Amendment No. 5 to Financing Agreement

As previously disclosed, Near Intelligence, Inc. (the “Company”) is party to that certain Financing Agreement dated November 4, 2022 (as amended from time to time, the “Financing Agreement”) with Near Intelligence LLC (a wholly owned subsidiary of the Company) as borrower (the “Borrower”), certain of the Company’s other subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent (“Blue Torch”). Pursuant to the Financing Agreement, the Company was required to, among other things, maintain minimum Liquidity (as defined in the Financing Agreement) in excess of $20.0 million. As of August 29, 2023, the Company’s Liquidity was less than $20.0 million and, as a result, the Company was in breach of the applicable covenant and such breach constituted an Event of Default (as defined in the Financing Agreement) under the Financing Agreement (the “Liquidity Default”).

On August 31, 2023, the Company entered into that certain Limited Waiver and Amendment No. 5 to Financing Agreement (“Waiver and Amendment No. 5”) with the Borrower, the Company’s subsidiary guarantors, Blue Torch and the Required Lenders (as defined therein). In accordance with Waiver and Amendment No. 5, until the date that is the earliest of (i) October 1, 2023, (ii) the date on which the Company consummates a junior financing transaction on terms acceptable to Blue Torch in its sole discretion and (iii) the date on which the Company is no longer pursuing such junior financing (the “Liquidity Covenant Relief End Date”), the Company must maintain Liquidity of not less than $12,000,000 at all times, provided that Blue Torch may extend such date in its sole discretion. Pursuant to Waiver and Amendment No. 5, Blue Torch temporarily waived the Liquidity Default until the earlier of (i) the date that any Event of Default (other than the Liquidity Default) occurs under the Financing Agreement or any other Loan Document (as defined in the Financing Agreement), (ii) a breach of any provision or covenant under Section 2 of Waiver and Amendment No. 5 or (iii) the Liquidity Covenant Relief End Date. Furthermore, the parties agreed to amend certain provisions of the Financing Agreement, including the list of Events of Default, a provision related to the Company’s obligation to deliver certain financial statements, and the definition of “Liquidity”. Subject to certain exceptions, if the aggregate amount of accounts payable that remains unpaid for more than 90 days after the original due date exceeds $3.5 million, such amount will be deducted from the amount of Qualified Cash (as defined in the Financing Agreement) on-hand that counts as Liquidity.

Waiver and Amendment No. 5 also includes certain covenants with which the Company must comply. Specifically, on or prior to September 7, 2023, the Borrower must (i) hire a chief transformation officer acceptable to Blue Torch on terms and conditions acceptable to Blue Torch in its sole discretion and (ii) add an independent director to the Company’s board of directors, which director shall have the experience and expertise acceptable to Blue Torch. Furthermore, on or prior to September 7, 2023, the Company must (i) commence a process to evaluate and execute strategic alternatives for maximizing the value of the Company, including but not limited to a transaction resulting in the full repayment of existing indebtedness to Blue Torch (any such transaction, an “Exit”), and (ii) select an investment banker, which investment banker must be retained pursuant to an engagement letter by September 11, 2023. The Company’s obligation to pursue an Exit and continue the engagement of an investment banker will terminate upon consummation of a junior financing transaction in form and substance satisfactory to Blue Torch. The Company’s failure to satisfy any of the conditions set forth in Waiver and Amendment No. 5 to the satisfaction of Blue Torch will be deemed an immediate Event of Default under the Financing Agreement, which may not be cured.

The foregoing description of Waiver and Amendment No. 5 does not purport to be complete and is qualified in its entirety by reference to the full text of Waiver and Amendment No. 5, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to Waiver and Amendment No. 5 is incorporated herein by reference.

1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Limited Waiver and Amendment No. 5 to Financing Agreement, dated as of August 31, 2023, by and among Near Intelligence, Inc., Near Intelligence LLC, the Guarantors party thereto, the Required Lenders party thereto and Blue Torch Finance LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2023

NEAR INTELLIGENCE, INC.

	By:	/s/ Rahul Agarwal
Rahul Agarwal
Chief Financial Officer

3

Exhibit 10.1

LIMITED WAIVER AND AMENDMENT NO. 5 TO FINANCING AGREEMENT

This Limited WAIVER AND AMENDMENT NO. 5 TO FINANCING AGREEMENT (this “Agreement”), dated as of August 31, 2023, is entered into by and among NEAR INTELLIGENCE, INC., a Delaware corporation (the “Parent”), NEAR INTELLIGENCE LLC, a Delaware limited liability company (f/k/a Paas Merger Sub 2 LLC and successor in interest to Near Intelligence Holdings Inc., the “Borrower”), the other Guarantors party hereto, the lenders party hereto which constitute the Required Lenders under and as defined in the Financing Agreement, and BLUE TORCH FINANCE LLC (“Blue Torch”), in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Financing Agreement (as defined below).

WHEREAS, reference is made to that certain Financing Agreement, dated as of November 4, 2022 (as amended by that certain Consent and Amendment No. 1 to Financing Agreement, dated as of December 27, 2022, Consent and Amendment No. 2 to Financing Agreement, dated as of March 23, 2023, Waiver and Amendment No. 3 to Financing Agreement, dated as of May 17, 2023, Waiver and Amendment No. 4 to Financing Agreement, dated as of July 18, 2023 and as may be further amended, restated, amended and restated, supplemented or otherwise modified prior to the Amendment No. 5 Effective Date (as defined below), the “Existing Financing Agreement”), by, among others, the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and Blue Torch, as Administrative Agent and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent” and, together with the Administrative Agent, each an “Agent” and collectively, the “Agents”) (the Existing Financing Agreement, as amended by this Agreement, the “Financing Agreement”).

WHEREAS, Borrower has requested that Agent and Required Lenders provide a limited waiver of Topco and its Subsidiaries’ failure to maintain liquidity of at least $20,000,000, pursuant to Section 7.03(g) of the Financing Agreement, which such failure constitutes an Event of Default pursuant to Section 9.03(c) of the Financing Agreement (the “Specified Default”);

WHEREAS, the Loan Parties have requested that Administrative Agent and the Lenders temporarily waive the Specified Default;

WHEREAS, Administrative Agent and the Lenders are willing to temporarily waive the Specified Default, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Existing Financing Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Limited Waiver.

(a) Subject to the terms and conditions set forth below in Section 3 hereof, the Agents and the Required Lenders hereby agree that the Specified Default is hereby temporarily waived through and including the earlier to occur of (i) the date that any Event of Default (other than the Specified Default) occurs under the Financing Agreement or any other Loan Document, (ii) a breach of any provision or other covenant under Section 2 hereof, and (iii) the Liquidity Covenant Relief End Date (defined below)) (such period, the “Waiver Period”).

(b) Notwithstanding the terms of Section 2(a), the waiver provided in Section 2(a) shall automatically and immediately terminate at the end of the Waiver Period without any further action or notice by either Administrative Agent or Lenders.

(c) The foregoing waiver is a limited and temporary waiver and (i) shall not constitute nor be deemed to constitute a waiver by any of the Agents or Lenders, except as otherwise expressly set forth herein, in each case, of (x) any Default or Event of Default which has occurred or exists under the Financing Agreement or hereafter may occur under the Financing Agreement (other than the Specified Default) or (y) any term or condition of the Financing Agreement and the other Loan Documents, (ii) shall not constitute nor be deemed to constitute a consent by the Agents or any Lender to anything other than the specific purpose set forth herein, (iii) shall not establish a custom or course of dealing among the Borrower, any other Loan Party, the Agents, the Lenders or any of them and (iv) shall only be relied upon and used for the specific purpose set forth herein. Except as specifically set forth herein, the Agents and the Lenders hereby expressly reserve all of their rights and remedies under the Financing Agreement, the other Loan Documents (including, without limitation, this Agreement) and applicable law.

(d) Each Loan Party acknowledges and agrees that the Specified Default has occurred and is continuing as of the date hereof, and except for the Specified Default, no other Event of Default has occurred and is continuing as of the date hereof, and, except to the extent set forth in this Agreement for the duration of the Wavier Period, the occurrence of the Specified Default: (i) relieves the Secured Parties from any obligation to extend any Loan or provide other financial accommodations under the Financing Agreement or other Loan Documents, and (ii) permits the Secured Parties, to among other things, (A) suspend or terminate any commitment to provide Loans or make other extensions of credit under any or all of the Financing Agreement and the other Loan Documents (B) accelerate all or any portion of the Obligations, (C) charge default interest pursuant to Section 2.04(c) and (d) of the Financing Agreement at the Post-Default Rate with respect to any and all of the Obligations effective from and after the date of the Specified Default on a retroactive basis, (D) commence any legal or other action to collect any or all of the Obligations from the Borrower, any other Loan Party and/or any Collateral, (E) foreclose or otherwise realize on any or all for the Collateral and/or appropriate, set-off and apply to the payment of any or all of the Obligations, any or all of the Collateral, and/or (F) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by the Financing Agreement, the other Loan Documents or applicable law.

Section 2. Additional Covenants.

(a) Until the earlier of (i) October 1, 2023 and (ii) the Junior Financing End Date (as defined herein) (the earliest date of each such clause (i) and (ii), the “Liquidity Covenant Relief End Date”), Topco and its Subsidiaries shall maintain Liquidity of no less than $12,000,000 at all times; provided the Administrative Agent shall have the option in its sole discretion to extend the Liquidity Covenant Relief End Date to the extent Junior Lender has completed its business and legal due diligence and received any and all necessary approvals from such Junior Lender’s funding sources, in each case, in a manner satisfactory to the Administrative Agent in its sole discretion.

(b) On or prior to September 7, 2023, the Borrower shall have hired a chief transformation officer acceptable to Administrative Agent in its sole discretion, on terms and conditions (including scope of authority) acceptable to Administrative Agent in its sole discretion.

(c) On or prior to September 7, 2023, the Borrower shall have added one (1) independent director (the “Independent Director”) to fill the vacancy on its Board, with experience and expertise acceptable to the Administrative Agent, and such Independent Director shall remain on the Board from and after such date, and the Parent shall have provided documentation reflecting such appointments to Administrative Agent, in form and substance acceptable to Administrative Agent. In the event that such Independent Director is unable to serve by reason of death, resignation or removal, such vacancy shall be filled with an individual meeting the requirements for Independent Director as set forth in the organizational documents of the Parent and with experience and expertise acceptable to the Administrative Agent no later than fifteen (15) days following such death, resignation or removal. Removal of the Independent Director, with or without cause, shall require the prior written consent of the Administrative Agent. Borrower shall (i) reimburse the Independent Director for any and all reasonable fees and expenses and (ii) ensure that the Independent Director is covered by Borrower’s and any other Loan Party’s directors and officer’s liability insurance policies to a degree not less favorable than any other directors and officers covered under such policies.

(d) On or prior to September 7, 2023, the Loan Parties shall have commenced a process to evaluate and execute strategic alternatives for maximizing the value of the Company, including but not limited to a transaction resulting in the full repayment of existing indebtedness to the Lender (any such transaction, an “Exit”), and at all times thereafter the Loan Parties shall diligently continue to pursue such process in good faith (including in consultation with the Investment Banker), as determined by the Administrative Agent in its sole discretion.

(e) The Loan Parties shall have selected an Investment Banker on or prior to September 7, 2023 and, on or prior to September 11, 2023 (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall have retained such Investment Banker pursuant to the terms of the Investment Banker Engagement Letter, and shall not terminate the Investment Banker’s engagement or materially modify or reduce the Investment Banker’s role or responsibilities without the prior written consent of the Administrative Agent; provide, however, that following the Administrative Agent’s receipt of notice of the occurrence of the Junior Financing Funding Date in form and substance satisfactory to the Administrative Agent, the Borrower shall no longer be required to comply with Sections 2(d) and 2(e) hereof.

For avoidance of doubt, if the Loan Parties fail to satisfy any of the conditions set forth in this Agreement to the satisfaction of Administrative Agent, such occurrence shall be deemed an immediate Event of Default, pursuant to the terms of the Financing Agreement and other Loan Documents, which may not be cured.

Section 3. Conditions Precedent to Waiver and Amendment.

This Agreement shall become effective on the date (the “Amendment No. 5 Effective Date”) when each of the following conditions in this Section 3 have been satisfied (or waived) by the Administrative Agent:

(a) Execution. The Administrative Agent shall have received a copy of this Agreement, duly executed by each of the parties hereto.

(b) Representations and Warranties. The representations and warranties in Section 4 hereof shall be true and correct to the extent required thereunder.

(c) Interest Payment. The Borrower shall have paid to the Administrative Agent (for the benefit of the Lenders) that certain interest payment that was due and payable on August 28, 2023.

(d) Fees. The fees and expenses of the Administrative Agent (including expenses of legal counsel to the Administrative Agent) shall have been paid.

Section 4. Representations and Warranties.

To induce Administrative Agent and the Lenders to enter into this Agreement, each Loan Party hereby:

(a) represents and warrants to Administrative Agent and the Lenders that:

(i) as of the date hereof and after giving effect to this Agreement, each of the representations and warranties set forth in the Financing Agreement and each other Loan Document is true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof (unless such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case, such representation or warranty shall be true and correct in all respects), except to the extent that any such representation and warranty relates solely to an earlier date, in which case such representation and warranty was true and correct in all material respects on and as of such earlier date (unless such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case, such representation or warranty shall be true and correct in all respects);

(ii) as of the date hereof (and after giving effect to this Agreement), no Default or Event of Default has occurred and is continuing under the Financing Agreement or any other Loan Document (other than the Specified Default);

(iii) such Loan Party has the power and is duly authorized to enter into, deliver and perform its obligations under this Agreement;

(iv) each of this Agreement and the Financing Agreement is the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(v) the execution, delivery and performance of this Agreement does not conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any contractual obligation of such Loan Party; and

(vi) the Secured Parties’ security interests in the Collateral continue to be valid, binding, and enforceable first-priority security interests that secure the Obligations and no tax or judgment liens are currently of record against Borrower or any other Loan Party;

(b) acknowledges and agrees that no right of offset, defense, counterclaim, recoupment, claim, cause of action or objection in favor of such Loan Party against any Agent or Lender exists as of the date hereof arising out of or with respect to (i) this Agreement, the Financing Agreement or any other Loan Document or (ii) any other document now or heretofore evidencing, securing or in any way relating to the foregoing;

(c) further acknowledges and agrees that:

(i) except as expressly set forth herein, this Agreement is not intended, and should not be construed, as an amendment of, or any kind of waiver, consent or other modification related to, the Financing Agreement or the other Loan Documents;

(ii) except as expressly set forth herein, this Agreement shall not represent any agreement, consent or waiver related to any future action of any Loan Party;

(iii) except as expressly set forth herein, the Agents and Lenders reserve all of their respective rights under the Financing Agreement and all other Loan Documents;

(iv) the waiver contained herein does not and shall not create (nor shall any Loan Party rely upon the existence of or claim or assert that there exists) any obligation of any Agent or Lender to consider or agree to any future amendment, consent or waiver and, in the event any Agent or Lender subsequently agrees to consider any future amendment, consent or waiver, neither the waiver contained herein nor any other conduct of any Agent or Lender shall be of any force or effect on any Agent’s or Lender’s consideration or decision with respect to any such requested amendment, consent or waiver, and no Agent nor any Lender shall have any obligation whatsoever to consider or agree to any future amendment, consent, waiver or other agreement;

(v) this Agreement shall constitute a Loan Document for all purposes under the Financing Agreement and the other Loan Documents; and

(vi) to the extent any representation, warranty, certification or other statement made herein shall be false in any material respect as of the date made or deemed made or if the Loan Parties fail to timely satisfy any of the conditions listed in this Waiver to the satisfaction of Administrative Agent, such occurrence shall be deemed an immediate Event of Default pursuant to the terms of the Financing Agreement and other Loan Documents; and

(d) neither this Waiver nor any document executed in connection herewith shall be deemed to constitute a refinancing, substitution or novation of the Financing Agreement, any Loan Document, the Obligations or any other obligations and liabilities thereunder.

Section 5. Amendment. Effective as of the Amendment No. 5 Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3.

(a) Defined Terms. Section 1.01 of the Existing Financing Agreement is hereby amended to amend and restate the following definitions.

“Liquidity” means the amount of Qualified Cash on-hand of the Loan Parties less any accounts payable of a Loan Party in which any payment or part thereof remains unpaid for more than ninety (90) days after the original due date for such payments to the extent the aggregate amount of such accounts payable is an amount in excess of $3.5 million; provided that for the avoidance of doubt, the De-SPAC Expenses (unless and until paid) up to $10.031 million shall not reduce Liquidity (including by virtue of any cash and Cash Equivalents that would otherwise constitute Qualified Cash being deemed “restricted” cash and Cash Equivalents due to being earmarked for payment of such De-SPAC Expenses).

(b) Section 7.01(a)(i) of the Existing Financing Agreement is hereby amended and restated in its entirety to read as follows:

(i) as soon as available, and in any event within thirty (30) days after the end of each fiscal month of Topco and its Subsidiaries commencing with the fiscal month ended October 31, 2022, (x) internally prepared consolidated balance sheets, statements of operations and statement of cash flows (which, effective immediately following the Amendment No. 5 Effective Date, shall include an accounts payable aging and an accounts receivables aging schedules, each acceptable to the Administrative Agent) and such other items as may be agreed by the Administrative Agent and Borrower as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth (A) in the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of Topco as fairly presenting, in all material respects, the financial position of Topco and its Subsidiaries as at the end of such fiscal month and the statements of operations, statement of cash flows of the Topco and such other items as may be agreed by the Administrative Agent and Borrower, in each case, of Topco and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP in all material respects applied in a manner consistent with that of the most recent audited financial statements furnished to the Administrative Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments and (y) a report of key performance indicators as mutually agreed between the Administrative Agent and the Borrower;

(c) Section 9.01(k) of the Existing Financing Agreement is hereby amended and restated in its entirety to read as follows:

(k) any fact or circumstance may arise in respect of the matters disclosed in Section 3 of Schedule 6.01(v) or any similar matters which would reasonably be expected to have a material adverse impact on the businesses of any of the Loan Parties and their Subsidiaries;

(d) Schedule 6.01(v) of the Existing Financing Agreement is hereby amended and restated in its entirety as set forth on Annex A attached hereto.

Section 6. Ratification and Reaffirmation.

(a) The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions of the Existing Financing Agreement and each other Loan Document. Except as expressly modified and superseded by this Agreement, the terms and provisions of the Existing Financing Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Financing Agreement or any other Loan Document in similar or different circumstances.

(b) Each Loan Party party hereto expressly acknowledges that (i) all of its obligations under the Financing Agreement, Collateral Documents and other Loan Documents to which it is a party are hereby reaffirmed and remain in full force and effect on a continuous basis and (ii) its grant of security interest pursuant to the Collateral Documents is hereby reaffirmed and remains in full force and effect after giving effect to this Agreement.

Section 7. Loan Document. This Agreement is a “Loan Document” under the Financing Agreement.

Section 8. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9. Counterparts. Section 12.08 of the Existing Financing Agreement (Counterparts) is hereby incorporated by this reference, mutatis mutandis.

Section 10. Release.

(a) Each of the Loan Parties (on behalf of itself and its Affiliates) for itself and for its successors in title and assignees and, to the extent the same is claimed by right of, through or under any of the Loan Parties, for its past, present and future employees, agents, representatives (other than legal representatives), officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, Collateral Agent and each of the Lenders in their respective capacities as such under the Loan Documents, and the Administrative Agent’s, Collateral Agent’s and each Lender’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Administrative Agent, Collateral Agent and each of the Lenders or any of their respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals would be liable if such persons or entities were found to be liable to any Releasing Party or any of them (collectively, hereinafter the “Releasees”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, rights of setoff and recoupment, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise, whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Releasees, and which are, in each case, based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to or on the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Financing Agreement or any other Loan Document (including, without limitation, this Agreement) and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”); provided, that, no Releasing Party shall have any obligation with respect to Claims to the extent such Claims are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Releasee. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 10 .

(b) Each of the Loan Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Loan Party pursuant to Section 10(a) hereof. If any Loan Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Loan Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

Section 11. Definitions. The following definitions shall be used for purposes of this Agreement

(i) “Investment Banker” shall mean an investment banking firm selected by the Loan Parties and acceptable to the Administrative Agent.

(ii) “Investment Banker Engagement Letter” shall mean the written agreement among the Loan Parties, on the one hand, and Investment Banker on the other hand, which sets forth the terms and conditions of the engagement of Investment Banker with respect to assisting the Loan Parties with the marketing, negotiation, documentation and consummation of Exit in accordance with the terms of this Agreement. Such agreement shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall thereafter not be amended, restated or otherwise modified without the prior written consent of the Administrative Agent.

(iii) “Junior Lender” shall mean the lender currently undertaking diligence on the Loan Parties with a view to extend additional financing to the Topco.

(iv) “Junior Financing Funding Date” shall mean the date upon which the Junior Lender provides the Junior Financing.

(v) “Junior Financing” means loan/notes provided by the Junior Lender to the Borrower on terms (including payment and subordination terms) acceptable to the Administrative Agent in its sole discretion.

(vi) “Junior Financing End Date” means the earliest to occur of (i) the Junior Financing Funding Date, and (ii) the date on which the Borrower is no longer pursuing Junior Financing, as determined by the Administrative Agent in its sole discretion.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARENT:
NEAR INTELLIGENCE, INC.

By:	/s/ Rahul Agarwal
Name:	RAHUL AGARWAL
Title:	CFO

BORROWER:
NEAR INTELLIGENCE LLC

By:	/s/ Rahul Agarwal
Name:	RAHUL AGARWAL
Title:	CFO

GUARANTORS
NEAR NORTH AMERICA, INC.
NEAR INTELLIGENCE PTE. LTD.

By:	/s/ Rahul Agarwal
Name:	RAHUL AGARWAL
Title:	CFO

Signature Page to Limited Waiver and Amendment No. 5

BLUE TORCH FINANCE LLC, as Administrative Agent

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Authorized Signatory

Signature Page to Limited Waiver and Amendment No. 5

LENDERS:

BTC HOLDINGS FUND II LLC

By: Blue Torch Credit Opportunities Fund II LP, its sole member
By: Blue Torch Credit Opportunities GP II LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

BTC HOLDINGS SBAF FUND LLC

By: Blue Torch Credit Opportunities SBAF Fund LP, its sole member
By: Blue Torch Credit Opportunities SBAF GP LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

BTC HOLDINGS KRS FUND LLC
By: Blue Torch Credit Opportunities KRS Fund LP, its sole member
By: Blue Torch Credit Opportunities KRS GP LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

Signature Page to Limited Waiver and Amendment No. 5

BTC OFFSHORE HOLDINGS FUND II-B LLC

By: Blue Torch Offshore Credit Opportunities Master Fund II LP, its Sole Member
By: Blue Torch Offshore Credit Opportunities GP II LLC, its General Partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

BTC OFFSHORE HOLDINGS FUND II-C LLC

By: Blue Torch Offshore Credit Opportunities Master Fund II LP, its Sole Member
By: Blue Torch Offshore Credit Opportunities GP II LLC, its General Partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

BTC HOLDINGS SC FUND LLC

By: Blue Torch Credit Opportunities SC Master Fund LP, its sole member
By: Blue Torch Credit Opportunities SC GP LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

Signature Page to Limited Waiver and Amendment No. 5

BLUE TORCH CREDIT OPPORTUNITIES UNLEVERED FUND III LP

By: Blue Torch Credit Opportunities GP III LLC, its general partner
By: KPG BTC Management LLC, its managing member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

BTC OFFSHORE HOLDINGS FUND III LLC

By: Blue Torch Offshore Credit Opportunities Master Fund III LP, its sole member
By: Blue Torch Offshore Credit Opportunities GP III LLC, Its General Partner
By: KPG BTC Management LLC, its managing member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

BTC HOLDINGS FUND III, LLC

By: Blue Torch Credit Opportunities Fund III LP, its sole member
By: Blue Torch Credit Opportunities GP III LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member

BTC HOLDINGS SBAF FUND-B LLC

By: Blue Torch Credit Opportunities SBAF Fund LP, its sole member
By: Blue Torch Credit Opportunities SBAF GP LLC, its general partner
By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Managing Member